EXHIBIT 21




                             SUBSIDIARIES

               SUBSIDIARIES OF CARLISLE PLASTICS, INC.

   Name                                         Jurisdiction of Incorporation
   --------                                     -----------------------------
   American Western Corporation                 Delaware
   Rhino-X Industries, Inc.                     Delaware
   Carlisle Plastics Funding Corporation        Delaware
   A&E Products (Far East) Ltd.                 Hong Kong
   A&E -- Korea, Ltd.                           Delaware
   A & E Philippines                            Philippines
   Carlisle Costa Rica S.A.                     Costa Rica
   Carlisle Plastics Europe S.A.                Greece
   Carlisle Recycling de Mexico, S.A. de C.V.   Mexico
   Plasticos Bajacal S.A. de C.V.               Mexico
